                                 SPECIMEN COPY

[LOGO LINCOLN NATIONAL
LIFE INSURANCE CO.]


THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE OF THIS POLICY AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY.

THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THIS POLICY. NO MINIMUM CASH SURRENDER VALUE IS GUARANTEED.

We agree to pay the Proceeds to the Beneficiary after receipt of due proof of the death of the Insured while this Policy is in force and before the Maturity Date.

We agree to pay the Proceeds to the Owner if the Insured is living on the Maturity Date.

READ THIS POLICY CAREFULLY. This is a legal contract between the Owner and the Lincoln National Life Insurance Company.

RIGHT TO RETURN THIS POLICY. This Policy may be returned to the agent through whom it was purchased or to our Home Office by the latest of: (1) 10 days after its receipt, or (2) 45 days after Part 1 of the application was signed, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right. Upon cancellation this Policy will be void from the beginning. The refund will be the total of all premiums paid for this Policy.

Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.

/s/ Jon A. Boscia                               /s/ C. Suzanne Womack
------------------------                        ----------------------------
Jon A. Boscia, President                        C. Suzanne Womack, Secretary



                Flexible Premium Variable Life Insurance Policy
                 Net Cash Surrender Value Payable at Maturity
             Death Benefit Payable at Death Prior to Maturity Date
                           Adjustable Death Benefit
                   Flexible Premiums Payable During Lifetime
                          of Insured to Maturity Date
                        Nonparticipating - No Dividends

Specimen Copy                   POLICY SCHEDULE


MATURITY DATE IS THE POLICY ANNIVERSARY FOLLOWING THE INSURED'S NINETY-NINTH BIRTHDAY. COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE IF NO PREMIUMS ARE PAID AFTER THE INITIAL PREMIUM OR IF SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. COVERAGE MAY ALSO BE AFFECTED BY A CHANGE IN CURRENT VALUES.




POLICY NUMBER:  20 123456              POLICY DATE:  MAY 1, 1996

INSURED:  ABRAHAM LINCOLN              MATURITY DATE:  MAY 1, 2060

INSURED'S SPECIFIED AMOUNT:            MONTHLY ANNIVERSARY DAY:  01
     $100,000.00
     INCLUDES THE POLICY VALUE         INITIAL PREMIUM:  $1,000.00

MALE AGE:  35                          PLANNED PERIODIC PREMIUM:
                                          AMOUNT:     $1,000.00
RATING CLASS:  STANDARD-NONSMOKER         FREQUENCY:  ANNUALLY

MINIMUM SPECIFIED AMOUNT:  $50,000     PERCENT OF PREMIUM CHARGE:  5.95%
                                          OF ALL PREMIUMS
WITHDRAWAL CHARGE:  $10.00             MONTHLY ADMINISTRATIVE CHARGE:  $6.00

MINIMUM WITHDRAWAL AMOUNT:  $500.00    POLICY LOAN RATE:  6% IN ADVANCE

MAXIMUM WITHDRAWAL PERCENT:  20%       LOAN COLLATERAL RATE:  4%

CHARGE FOR TRANSFER:  $10.00           GENERAL ACCOUNT GUARANTEED INTEREST
                                          RATE:  .32737% PER MONTH WHICH
DEATH BENEFIT GUARANTEE PERIOD:           EQUALS 4% PER YEAR
   24 MONTHS
                                       DEATH BENEFIT FACTOR:  1.0032737
DEATH BENEFIT GUARANTEE MONTHLY
   PREMIUM:  $60.84                    GUARANTEED MAXIMUM MORTALITY AND
                                          EXPENSE RISK CHARGE RATE:  .90%


                                POLICY SCHEDULE


POLICY NUMBER:  20 123456               POLICY DATE:  MAY 1, 1996

      INSURED:  ABRAHAM LINCOLN


                          TABLE OF SURRENDER CHARGES


                POLICY                       SURRENDER
                 YEAR                          CHARGE

                   1                            $391
                   2                             782
                   3                             782
                   4                             782
                   5                             782
                   6                             743
                   7                             704
                   8                             665
                   9                             626
                  10                             548
                  11                             470
                  12                             391
                  13                             313
                  14                             235
                  15                             156
                  16                              79

                                POLICY SCHEDULE


                              LIST OF SUBACCOUNTS


POLICY NUMBER:  20 123456                             POLICY DATE:  MAY 01, 1996


INSURED:  ABRAHAM LINCOLN


EACH SUBACCOUNT OF THE LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT G INVESTS IN A SPECIFIC FUND. LISTED BELOW ARE THE SUBACCOUNTS, THE FUNDS, AND THE INITIAL ALLOCATION OF NET PREMIUMS.

SUBACCOUNT                            FUND                          ALLOCATION

GROWTH AND INCOME             LINCOLN NATIONAL GROWTH AND INCOME        50%
                                FUND, INC.
SPECIAL OPPORTUNITIES         LINCOLN NATIONAL SPECIAL OPPORTUNITIES    50%
                                FUND, INC.
GROWTH                        AMERICAN VARIABLE INSURANCE SERIES         0%
                                INTERNATIONAL FUND
INTERNATIONAL                 AMERICAN VARIABLE INSURANCE SERIES,        0%
                                GROWTH FUND
GROWTH-INCOME                 AMERICAN VARIABLE INSURANCE SERIES,        0%
                                GROWTH-INCOME FUND
ASSET ALLOCATION              AMERICAN VARIABLE INSURANCE SERIES,        0%
                                ASSET ALLOCATION FUND
HIGH-YIELD BOND               AMERICAN VARIABLE INSURANCE SERIES,        0%
                                HIGH-YIELD BOND FUND
BOND                          AMERICAN VARIABLE INSURANCE SERIES,        0%
                                BOND FUND
U.S. GOVERNMENT GUARANTEED/   AMERICAN VARIABLE INSURANCE SERIES,        0%
AAA-RATED SECURITIES            U.S. GOVERNMENT GUARANTEED/
                                AAA-RATED SECURITIES FUND
CASH MANAGEMENT               AMERICAN VARIABLE INSURANCE SERIES,        0%
                                CASH MANAGEMENT FUND

IN ADDITION TO THE NET PREMIUM ALLOCATIONS ABOVE, THE INITIAL ALLOCATION OF NET PREMIUMS TO THE GENERAL ACCOUNT IS INDICATED BELOW:

LINCOLN NATIONAL LIFE INSURANCE COMPANY GENERAL ACCOUNT                  0%

                  TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
             Guaranteed Maximum Cost of Insurance Rates per $1000
                    Standard Nonsmoker Rated Classification


-------------------------------------------------------------------------------
             Monthly Cost of                            Monthly Cost of
Attained     Insurance Rate         Attained            Insurance Rate
            ------------------                         ----------------
  Age       Male        Female        Age              Male      Female
-------------------------------------------------------------------------------
  0         .21833      .15667         50              .42750       .36167
  1         .08583      .07000         51              .46667       .38917
  2         .08167      .06667         52              .51167       .42083
  3         .08000      .06500         53              .56333       .45583
  4         .07667      .06333         54              .62083       .49167
  5         .07333      .06167         55              .68500       .53000
  6         .06917      .06000         56              .75500       .56833
  7         .06500      .05917         57              .82917       .60583
  8         .06250      .05750         58              .91167       .64333
  9         .06083      .05667         59             1.00500       .68583
 10         .06250      .05667         60             1.10833       .73583
 11         .06750      .05833         61             1.22333       .79750
 12         .07583      .06083         62             1.35667       .87417
 13         .08917      .06417         63             1.50667       .96917
 14         .10333      .06833         64             1.67417      1.07500
 15         .11833      .07250         65             1.85750      1.18917
 16         .12333      .07500         66             2.05583      1.30833
 17         .13083      .07750         67             2.26833      1.42917
 18         .13583      .08000         68             2.49917      1.55417
 19         .13917      .08250         69             2.75583      1.69417
 20         .14000      .08417         70             3.04583      1.85833
 21         .13833      .08583         71             3.37667      2.05833
 22         .13583      .08667         72             3.75917      2.30333
 23         .13250      .08833         73             4.19333      2.59750
 24         .12917      .09000         74             4.67000      2.93583
 25         .12500      .09167         75             5.18000      3.31417
 26         .12250      .09417         76             5.71917      3.72333
 27         .12083      .09583         77             6.28333      4.16250
 28         .12000      .09833         78             6.87583      4.63833
 29         .12000      .10167         79             7.51583      5.16583
 30         .12083      .10417         80             8.22333      5.76667
 31         .12333      .10750         81             9.01750      6.45833
 32         .12667      .11083         82             9.91500      7.25667
 33         .13167      .11500         83            10.91250      8.15917
 34         .13750      .12000         84            11.99000      9.15500
 35         .14417      .12583         85            13.12417     10.23500
 36         .15167      .13417         86            14.29917     11.39083
 37         .16167      .14417         87            15.49917     12.62250
 38         .17250      .15500         88            16.71833     13.93083
 39         .18417      .16667         89            17.97417     15.32667
 40         .19833      .18083         90            19.28500     16.82167
 41         .21333      .19583         91            20.68167     18.45250
 42         .22917      .21083         92            22.21750     20.28000
 43         .24667      .22583         93            24.04333     22.43750
 44         .26583      .24083         94            26.50333     25.22250
 45         .28750      .25750         95            30.20667     29.24917
 46         .31083      .27500         96            36.35750     35.72167
 47         .33583      .29417         97            47.21167     46.86750
 48         .36333      .31417         98            66.20667     66.09417
 49         .39333      .33667
-------------------------------------------------------------------------------

The rates shown are for a standard nonsmoker rate class. If the Policy is based on a rated class (other than standard nonsmoker or smoker), the maximum cost of insurance rates will be adjusted using the rating factor shown on the Policy Schedule for the rated class. If the rated class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard nonsmoker rate class shown above by the rating factor shown on the Policy Schedule. The rates shown above are based on the 1980 Commissioners Standard Ordinary Mortality Table, Age Last Birthday for attained ages under 16 and the 1980 Commissioners Standard Ordinary Nonsmoker Mortality Table, Age Last Birthday for attained ages 16 and over.

                                 THE CONTRACT

THE CONTRACT. The entire contract consists of:

a.  this Policy;

b.  the application and any supplemental application;

c.  any riders; and

d.  any amendments.

This Policy is issued in consideration of the application and payment of the Initial Premium.

A change in this Policy will be binding on us only if the change is in writing and the change is made by our President, Vice President, Secretary, or Assistant Secretary.

NONPARTICIPATION. This Policy is nonparticipating. It will not share in our profits or surplus earnings.

REPRESENTATIONS AND CONTESTABILITY. All statements made in an application by, or on behalf of, the Insured will, in the absence of fraud, be deemed representations and not warranties. Statements may be used to contest a claim or the validity of this Policy only if:

a. the statements are contained in the application for issue, reissue, or reinstatement, or in any supplemental application; and

b. a copy of that application or supplemental application is attached to this Policy.

This Policy will not be contestable after it has been in force for 2 years during the lifetime of the Insured.

Any increase in coverage or any reinstatement will not be contestable after that increase or reinstatement has been in force 2 years from its effective date during the lifetime of the Insured. Any contest will then be based only on the application for the increase or reinstatement and will be subject to "a" and "b" above.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Policy Date, our total liability under this Policy will be the premiums paid, minus any policy loan, plus any unearned loan interest, minus any prior withdrawals, and minus the cost of any riders.

If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any increase in insurance, our total liability with respect to such increase will be its Cost of Insurance.

If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any reinstatement, our total liability with respect to such reinstatement will be the premiums paid since the effective date of the reinstatement, minus any policy loan, plus any loan interest, minus any prior withdrawals, and minus the cost of any riders.

POLICY DATE. The Policy Date is shown on the Policy Schedule. Policy anniversaries occur annually on the same month and day as the Policy Date.

RECORD DATE. The Record Date is the date we record this Policy on our books as an in-force policy.

EFFECTIVE DATE OF COVERAGE. The effective dates of coverage under this Policy will be as follows:

1. For all coverage provided in the original application, the effective date will be the Policy Date, provided this Policy has been delivered and the Initial Premium has been paid prior to death of the Insured and prior to any change in health or any other factor affecting insurability of the Insured as shown in the application.

2. For any increase or addition to coverage, the effective date will be the first Monthly Anniversary Day on or next following the day we approve the application for the increase or addition.

3. For any insurance that has been reinstated, the effective date will be the first Monthly Anniversary Day on or next following the day we approve the application for reinstatement.

TERMINATION. All coverage under this Policy will terminate when any one of the following occurs:

1. The grace period ends without payment of required premium and the Policy is not being continued under the Death Benefit Guarantee provision.

2.  This Policy is surrendered.

3.  The Insured dies.

4.  This Policy matures.

MATURITY DATE. The Maturity Date is the date this Policy matures. It is the last date insurance coverage can remain in force and the date any remaining Net Cash Surrender Value will be payable. The date is shown on the Policy Schedule. Coverage will end prior to the Maturity Date if the premiums paid, plus interest credited, plus Net Investment Results credited are not sufficient to continue coverage to such date.

AGE. Age means the Insured's age last birthday on the Policy Date. Attained age means age last birthday on the policy anniversary on or next preceding any Monthly Anniversary Day.

INCORRECT AGE OR SEX. If there is an error in the age or sex of the Insured, the excess of the Death Benefit over the Policy Value will be adjusted to that which would be purchased by the most recent Cost of Insurance at the correct age and sex. The resulting Death Benefit will not be less than the percentage of the Policy Value required by the Death Benefit provision at the Insured's correct age.

Annual Report. We will send a report, without charge, to the Owner at least once each year. It will show:

a.  the current Policy Value;

b.  the current Net Cash Surrender Value;

c.  the amount of Policy Value;

d.  the current Death Benefit;

e.  any current policy loans; and

f.  activity since the last report:

    1)  premium paid;
    2)  all charges; and,
    3)  any withdrawals,

The report will also include any other data that may be required where this contract is delivered.

Projection of Benefits and Values. We will provide a report to the Owner which shows projected future results. The request must be in writing on a form suitable to us. The report will be based on assumptions in regard to:

a.  the Death Benefit(s) as may be specified by the Owner;

b.  planned premium payments as may be specified by the Owner; and

c. such other assumptions as are necessary and specified by us and/or the Owner.

A reasonable fee may be charged for this report.

                    OWNERSHIP, BENEFICIARY, AND ASSIGNMENT

Owner. Owner means the Owner identified in the application or a successor. All the rights of the Owner belong to the Owner while the insured is alive. The rights pass to the estate of the Owner if the Owner dies before the Insured.

Change of Owner. The Owner may transfer all ownership rights and privileges to a new owner. The request must be in writing on a form suitable to us. The change will be effective when we receive it. We will not be responsible for any payment or other action we have taken before having recorded the transfer. A change of ownership will not, in and of itself, affect the interest of any Beneficiary.

Beneficiary. The Beneficiary:

a.  will receive the Proceeds when the Insured dies;

b.  is named in the application for this Policy; and

c. may be changed by the Owner. The change is subject to the terms shown in the Change of Beneficiary provision. The request must be in writing on a form suitable to us. We reserve the right to require this Policy for endorsement of a change of Beneficiary designation.

If not otherwise provided:

1. The interest of any Beneficiary who dies before the Insured will pass to any other Beneficiaries according to their interests.

2. If no Beneficiary survives the Insured, the Proceeds will be paid in one sum to the Owner, if living. If the Owner is not living, the Proceeds will be paid to the Owner's estate.

Change of Beneficiary. The Owner may change the Beneficiary designation:

a.  while the Insured is alive; and

b.  if the prior designation does not prohibit such a change.

A change will revoke any prior designation.

Assignment. An assignment of this Policy will not be binding on us unless:

a.  it is in writing on a form suitable to us; and

b.  it is received by us at our Home Office.

We will not be responsible for the validity of any assignment. We reserve the right to require this Policy for endorsement of any assignment.

PREMIUM, GRACE PERIOD, DEATH BENEFIT GUARANTEE, CONTINUATION OF INSURANCE, AND
                                 REINSTATEMENT

Payment of Premiums. The Initial Premium is due on the Policy Date. Additional premium payments may be made at any time prior to the Maturity Date.

The amounts and frequency of Planned Periodic Premium payments are shown on the Policy Schedule. Changes in frequency and increases or decreases in amount of Planned Periodic Premium payments may be made by the Owner. Premiums may not be paid after the Maturity Date shown on the Policy Schedule. All premiums are payable in advance.

The Initial Premium will be credited to the Policy on the later of the Policy Date or the date we receive the premium. Any other premiums will be credited on the date we receive them. All premiums credited to this Policy prior to the Record Date will be allocated to the General Account. When the value of the assets is next determined after the Record Date, the Policy Value in the General Account will be reallocated to the various Subaccounts and the General Account in accord with the initial allocation.

This Policy will not take effect until it has been delivered and the Initial Premium has been paid prior to death of the Insured and prior to any change in health or any other factor affecting insurability of the Insured as shown in the application.

Premiums are payable at the Home Office or to any authorized agent. Receipts will be furnished upon request.

We will send premium payment reminder notices to the Owner on written request. The notices may be sent annually, semiannually, or quarterly.

During the Death Benefit Guarantee Period, (a) minus (b) must equal or exceed
(c) at all times where:

a) is the sum of the total premiums paid to date;
b) is the outstanding loan balance plus any withdrawals to date; and
c) is the Death Benefit Guarantee Monthly Premium, shown on the Policy schedule, multiplied by the number of months since the Policy Date, including the current month.

Section 101(a) of the Internal Revenue Code of 1954, as amended, provides for the exclusion of death benefits from gross income for life insurance contracts.
Section 7702 of the Code defines the term "life insurance contract." It provides a maximum limitation on premiums which may not be exceeded if the policy is to qualify for the exclusion. Any portion of a premium payment received by us in excess of that limitation will be refunded, within 7 days, to the Owner.

GRACE PERIOD. If the Net Cash Surrender Value on a Monthly Anniversary Day is not sufficient to cover the Cost of Insurance and the Monthly Administrative Charge for the month following such Monthly Anniversary Day and the Policy is not being continued under the Death Benefit Guarantee provision described below, a grace period will be allowed for the payment of a premium sufficient to keep this Policy in force until the end of the grace period. The Net Cash Surrender Value, Cost of Insurance, and the Monthly Administrative Charge are described in the Policy Values section. Notice of such premium will be mailed to the last known address of the Owner and any assignee of record. The grace period will end 61 days after the notice is mailed. If such premium is not paid within the grace period, all coverage under this Policy will terminate with no value at the end of the 61 day grace period. If a claim by death during the grace period becomes payable under this Policy, any overdue Cost of Insurance and the Monthly Administrative Charge will be deducted from the Proceeds.

DEATH BENEFIT GUARANTEE. This policy will not terminate during the Death Benefit Guarantee Period, shown on the Policy Schedule, if (a) minus (b) equals or exceeds (c) where:

a) is the sum of the total premiums paid to date;
b) is the outstanding loan balance plus any withdrawals to date; and
c) is the Death Benefit Guarantee Monthly Premium, shown on the Policy Schedule, multiplied by the number of months since the Policy Date, including the current month.

CONTINUATION OF INSURANCE. Insurance coverage under this Policy and any benefits provided by rider will be continued in force until the Net Cash Surrender Value is insufficient to cover the Cost of Insurance and the Monthly Administrative Charge and the Policy is not being continued under the Death Benefit Guarantee provision described above. This provision will not continue this Policy beyond the Maturity Date nor continue any rider beyond the date for its termination, as provided in the rider.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated at any time within 5 years after the date of termination and prior to the Maturity Date. The reinstatement is subject to:

a. receipt of evidence of insurability satisfactory to us; and
b. payment of a premium sufficient to keep this Policy in force for a minimum of 2 months.

The effective date of a reinstatement will be the first Monthly Anniversary Day on or next following the day we approve the application for reinstatement.

                                GENERAL ACCOUNT

GENERAL ACCOUNT. The General Account consists of all assets owned by us other than those assets held in any separate accounts, including the Account.

                                    ACCOUNT

ACCOUNT. Account, where used without qualification, refers to the separate account called Lincoln National Flexible Premium Variable Life Account G. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It was established under and is subject to the insurance laws of Indiana. The assets of the Account are owned by us, but are kept separate from the assets of our General Account.

SUBACCOUNTS. The Account has several Subaccounts. They are listed on the Policy Schedule. Premium amounts designated for investment in the Account will be allocated among the Subaccounts according to the percentages listed on the Policy Schedule. No allocation may be less than 10%, nor may any allocation be any fractional percent.

The allocation of future premium amounts may be changed at any time if the policy is not in default. The request for change must be in writing on a form suitable to us. The change will take effect on the date the request is received in our Home Office.

Funds. The Subaccounts invest in various underlying funds, as shown on the Policy Schedule. Each of these Funds is registered with the SEC under the Investment Company Act of 1940 and has its own investment goals. The investment goals of each Fund are explained in the prospectus for the Account.

The assets of the Account will be valued once daily at the close of trading on each day the New York Stock Exchange is open. If the value of an asset is needed on a day that it has not been valued, the value of that asset when it was most recently valued will be used.

The assets in the Account are used to support the Investment Amounts under policies like this one. To the extent those assets do not exceed this amount, they are used to support those policies; those assets are not used to support any other business conducted. The excess over this amount may be used in any other way.

A Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to invest in a different fund.

Any change in investment policy or change of fund will follow approval by the SEC and will be filed with and approved by the Insurance Commissioner of the State of Indiana. If required, approval of such change will also be filed with the Insurance Department of the state where this Policy is delivered.

INVESTMENT AMOUNT AND TRANSFERS

Investment Amount. The investment Amount for this Policy is the amount of the Policy Value allocated to the Subaccounts. It is equal to the Policy Value minus any outstanding loan and minus any amounts allocated to the General Account. The amount of the Investment Amount and its allocation to the Subaccounts depend on
(1) how the Owner chooses to allocate Net Premiums; (2) whether or not there are transfer amounts among Subaccounts; (3) the investment performance of the Subaccounts to which amounts are allocated or transferred; (4) the amount and timing of premium payments made; (5) the existence of any loan; and (6) the existence of any partial withdrawals. The Investment Amount exists only if the Policy is not in default past the Grace Period.

Transfers. Amounts may be transferred as follows:

1. Among Subaccounts, amounts may be transferred as often as twelve times during a policy year, if the Policy is not in default.

2. To the General Account from any of the Subaccounts, amounts may be transferred twelve times during a policy year, if the Policy is not in default.

3. From the General Account to any of the Subaccounts, amounts may be transferred only one time during any period of twelve consecutive months. The amount of any such transfer may not exceed 20% of the unloaned amount allocated to the General Account on the date of transfer, if the Policy is not in default.

The request to transfer amounts must be in writing on a form suitable to us unless the Owner has made arrangements with us to allow telephone transfers. The transfer will take effect on the date it is received at our Home Office. The Charge for Transfer is shown on the Policy Schedule and will be deducted from the amount transferred.

POLICY VALUES

Net Premium. The "Net" Premium equals the premium paid less the Percent of Premium Charge shown on the Policy Schedule.

Policy Value. On each Monthly Anniversary Day the Policy Value is equal to the sum of the following:

a.  the Policy Value on the preceding day;

b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

c. interest at not less than the General Account Guaranteed Interest Rate shown on the Policy Schedule on amounts allocated to the General Account;

d. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan;

e.  any Net Premiums received.

Minus the sum of the following:

f. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

g.  any withdrawals;

h.  the Cost of Insurance for the following month;

i. any amount charged against the Investment Amount for federal or other governmental income taxes;

j.  any charges for extra benefits;

k.  the Monthly Administrative Charge.

VULN3 5/88                            4

On any day other than a Monthly Anniversary Day, the Policy Value is equal to the sum of the following:

a.  the Policy Value on the preceding day;

b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

c. interest at not less than the General Account Guaranteed Interest Rate shown on the Policy Schedule on amounts allocated to the General Account;

d. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan;

e.  any Net Premiums received.

Minus the sum of the following:

f. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;

g.  any withdrawals;

h. any amount charged against the Investment Amount for federal or other governmental income taxes.

The Policy Value on the Policy Date will be the initial Net Premium, minus the sum of the following:

a.  the Monthly Administrative Charge;

b.  the Cost of Insurance for the first month;

c.  any charges for extra benefits.

When the Monthly Administrative Charge, the Cost of Insurance, and any charges for extra benefits are deducted, they will be deducted in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to us.

COST OF INSURANCE. The Cost of Insurance is determined on a monthly basis. It is the cost for this Policy plus the cost for any riders. The cost for this Policy is equal to:

a.  the Death Benefit on the Monthly Anniversary Day; divided by

b.  the Death Benefit Factor shown on the Policy Schedule; minus

c. the Policy Value on the Monthly Anniversary Day without regard to the Cost of Insurance; divided by

d.  1,000; the result multiplied by

e. the cost of insurance rate per $1,000 as described below in the Cost of Insurance Rates section.

If the Death Benefit coverage is Type 1, and there have been increases in the Specified Amount, then the Policy Value will be first applied against the initial Specified Amount up to an amount equal to the initial Specified Amount. The excess, if any, of Policy Value over the initial Specified Amount will be applied against additional Specified Amounts resulting from increases in the order of the increases.

COST OF INSURANCE RATES. The monthly cost of insurance rate is based on the sex, attained age, and rating class of the person insured. Monthly cost of insurance rates may be changed by us from time to time. A change in the cost of insurance rates will apply to all persons of the same attained age, sex, and rating class and whose policies have been in effect for the same length of time. The cost of insurance rates will not exceed those described in the Table of Guaranteed Maximum Insurance Rates. These rates are based on the mortality table named on the Table of Guaranteed Maximum Insurance Rates.

MORTALITY AND EXPENSE RISK CHARGE. A Mortality and Expense Risk Charge will be deducted from the Gross Investment Results at a daily rate not to exceed the daily rate equivalent to the Guaranteed Maximum Mortality and Expense Risk Charge Rate shown on the Policy Schedule.

MONTHLY ADMINISTRATIVE CHARGE. A Monthly Administrative Charge will be deducted each month from the Policy Value. The Monthly Administrative Charge is shown on the Policy Schedule.

GROSS INVESTMENT RESULTS. The Gross Investment Results are equal to the change in the market value of the assets of the Account from the previous valuation day to the current day, plus the investment income on those assets during the same period.

NET INVESTMENT RESULTS. The Net Investment Results are the Gross Investment Results minus asset management charges, minus miscellaneous expenses incurred by the Fund, and minus the Mortality and Expense Risk Charge.

CASH SURRENDER VALUE. The Cash Surrender Value as of any date is equal to:

a.  the Policy Value; minus

b.  any Surrender Charge shown on the Policy Schedule.

SURRENDER CHARGE. The Table of Surrender Charges is shown on the Policy
Schedule.

If we approve a requested increase in the Specified Amount, additional Surrender Charges will apply to this Policy. We will send the new Table of Surrender Charges to the Owner.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value as of any date is equal to:

a.  the Cash Surrender Value; minus

b.  any outstanding policy loan; plus

c. any unearned loan interest.

INSUFFICIENT VALUE. If the Net Cash Surrender Value on any Monthly Anniversary Day is not sufficient to cover the Cost of Insurance and the Monthly Administrative Charge for the next month, this Policy will terminate subject to the Grace Period section.

BASIS OF COMPUTATIONS. Guaranteed values are at least equal to those required by law. Where required, a detailed statement of the method of computation of values has been filed with the insurance department of the state in which this Policy was delivered.

If the Net Investment Results credited to the Policy Value at all times from the date of issue should equal 4% with premiums and benefits determined accordingly under the terms of the Policy, then the resulting Cash Surrender Values will never be less than the minimum cash surrender values calculated according to the Standard Nonforfeiture Law using 4% and using:

a. the 1980 Commissioners Standard Ordinary Mortality Table, Age Last Birthday for nonsmokers at attained ages 15 and below, and using the 1980 Commissioners Standard Ordinary Nonsmoker Mortality Table, Age Last Birthday for nonsmokers at attained ages 16 and above; and

b. the 1980 Commissioners Standard Ordinary Smoker Mortality Table, Age Last Birthday for smokers at attained ages 16 and above.

                           SURRENDER AND WITHDRAWALS

SURRENDER. The Owner may surrender this Policy for the Net Cash Surrender Value. The request must be in writing on a form suitable to us. It may be surrendered at any time prior to termination of the Policy as provided in the Termination provision.

Ordinarily, the surrender will be processed within 7 days from the date the request for surrender is received at our Home Office.

WITHDRAWALS. Cash withdrawals may be made at any time after the first policy year and during the lifetime of the insured. Only one withdrawal is allowed during a policy year. During any year in which the Surrender Charge is greater than zero, the amount of the withdrawal may not be more than the Maximum Withdrawal Percent, shown on the Policy Schedule, of the Net Cash Surrender Value. During any year in which the Surrender Charge is equal to zero, the amount of the withdrawal may not be more than the Net Cash Surrender Value. Any partial withdrawal is subject to a Minimum Withdrawal Amount as shown on the Policy Schedule. The request for a withdrawal must be from the Owner and in writing on a form suitable to us.

An amount equal to the Withdrawal Charge shown on the Policy Schedule will be deducted from each withdrawal amount and the balance paid to the Owner.

When a withdrawal is made, the Policy Value will be reduced by the amount of the withdrawal. The reduction will be made in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to us. If the Death Benefit is Type 1, the Insured's Specified Amount will also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the Death Benefit, which may be determined from the Death Benefit section. No withdrawal will be allowed if the resulting Insured's Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule.

Ordinarily, withdrawals will be processed within 7 days from the date the request for a withdrawal is received at our Home Office.

                                     LOANS

CASH LOANS. During the continuance of this Policy, we will grant a loan against this Policy provided:

a. a written loan agreement is executed; and

b. this Policy is assigned to us.

This Policy will be the sole security for the loan. The amount of outstanding loans with interest may not exceed the Cash Surrender Value as of the date of the policy loan. Ordinarily, the loan will be processed within 7 days from the date the request for a loan is received at our Home Office.

The loan will be made in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to us. The amount of the loan made against the Subaccounts will be deducted from the Investment Amount, but will remain part of the Policy Value. The loan amount will earn interest at not less than the Loan Collateral Rate shown on the Policy Schedule.

If at any time the total policy loan plus loan interest equals or exceeds the Cash Surrender Value, this Policy will become void, but not until 61 days after notice has been mailed to the last known address of the Owner and any assignee of record.

INTEREST ON POLICY LOANS. Interest on any loan will be at the Policy Loan Rate shown on the Policy Schedule, payable annually in advance. Interest not paid when due will be added to the loan and bear interest at the same Policy Loan Rate.

LOAN REPAYMENTS. Loan repayments will be allocated to the subaccounts in accord with the most recent premium allocation or by any other method requested by the Owner and acceptable to us.

                                 DEATH BENEFIT

DEATH BENEFIT COVERAGES. Subject to the provisions of this Policy, the Insured's Death Benefit at any time prior to the Maturity Date will be either Type 1 or Type 2 as defined below.

Type 1. Basic Coverage. If the Insured's Specified Amount includes the Policy
        Value, as shown on the Policy Schedule, the Insured's Death Benefit at any time will equal the Insured's Specified Amount.

Type 2. Basic plus Policy Value Coverage. If the Insured's Specified Amount is in addition to the Policy Value, as shown on the Policy Schedule, the Insured's Death Benefit at any time will be equal to the Policy Value plus the Insured's Specified Amount.

The Insured's Death Benefit, however, will never be less than the following percentage of the Policy Value:

                In the case of an                   The applicable
                 Insured with an                    percentage will
                attained age as of                   decrease by a
               the beginning of the                 ratable portion
                contract year of:                  for each full year:

             More              But Not
             Than:           More Than:       From:                    To:
             0......................40        250%.....................250%
            40......................45        250%.....................215%
            45......................50        215%.....................185%
            50......................55        185%.....................150%
            55......................60        150%.....................130%
            60......................65        130%.....................120%
            65......................70        120%.....................115%
            70......................75        115%.....................105%
            75......................90        105%.....................105%
            90......................95        105%.....................100%
            95......................99        100%.....................100%

                                    CHANGES

CHANGES IN TYPE OF DEATH BENEFIT COVERAGE. The Owner may change the type of coverage. The request must be in writing on a form suitable to us. The change will be effective on the first Monthly Anniversary Day on or next following the day we receive the request. No change in the type of death benefit will be allowed if the resulting Insured's Specified Amount would be less then the Minimum Specified Amount shown on the Policy Schedule. The Insured's Specified Amount will be changed as follows:

1. If the change is from Type 1 to Type 2, the Insured's Specified Amount after such change will be equal to:

   a) the Insured's Specified Amount prior to such change; minus

   b) the Policy Value on the date of change.

2. If the change is from Type 2 to Type 1, the Insured's Specified Amount after such change will be equal to:

   a) the Insured's Specified Amount prior to such change; plus

   b) the Policy Value on the date of change.

CHANGES IN AMOUNT OF INSURANCE COVERAGE. The Insured's Specified Amount may be increased or decreased at any time. The request for change must be from the Owner and in writing on a form suitable to us. The change is subject to:

1. Any decrease will become effective on the first Monthly Anniversary Day on or next following the day we receive the request. Any such decrease will reduce insurance in the following order:

   a) against insurance provided by the most recent increase;

    b)  against the next most recent increases successively; and

    c)  against insurance provided under the original application.

2. The Insured's Specified Amount after any requested decrease may not be less than the Minimum Specified Amount shown on the Policy Schedule.

3. Any request for an increase must be applied for on a supplemental application.

    Such increase will be subject to:

    a.  evidence of insurability satisfactory to us;

    b.  our issue rules and limits at the time of increase; and

    c. the sufficiency of the Net Cash Surrender Value to cover the next Cost of Insurance deduction, the Monthly Administrative Charge, plus the additional Surrender Charges due to such increase.

Any increase will become effective on the effective date shown on a supplement to the Policy Schedule.

APPLICATION FOR ADDITIONAL INSURANCE. Additional insurance on the life of other persons may be applied for by supplemental application. Approval of the additional insurance will be subject to evidence of insurability satisfactory to us. Additional insurance will also be subject to the sufficiency of the Net Cash Surrender Value to cover the next Cost of Insurance deduction and the Monthly Administrative Charge. The new insurance will be provided by rider and will become effective on the Policy Date shown on a supplement to the Policy Schedule.

                                   PROCEEDS

PROCEEDS. Proceeds mean the amount payable on:

a.  the Maturity Date; or

b.  the surrender of this Policy; or

c.  the death of the Insured.

The Proceeds to be paid on the death of the Insured will be:

a.  the Death Benefit; minus

b.  any outstanding policy loan; plus

c.  any unearned loan interest.

The Proceeds to be paid on the surrender of this Policy or on the Maturity Date will be the Net Cash Surrender Value.

The Proceeds to be paid on the death of any person insured by rider will be as provided in the rider.

PAYMENT OF PROCEEDS. Any amount to be paid at the death of the Insured or on any other termination of this Policy will be paid in one sum unless otherwise provided. Interest will be paid on this amount from date of death or maturity to date of payment at a specified rate, not less than that required by law. All or part of the sum of this amount and such interest credited to date of payment may be applied to any Payment Option.

CLAIMS OF CREDITORS. To the extent allowed by law, Proceeds will not be subject to any claims of a Beneficiary's creditors.

                                PAYMENT OPTIONS

Upon written request, we will apply all or part of the Proceeds payable under this Policy in accordance with any one of the options below. These options will be available only with our consent if:

a.  the Proceeds to be settled under any option are $2,500 or less; or

b.  any installment or interest payment is $25 or less; or

c.  any payee is a corporation, partnership, association, trustee, or assignee.

While the Insured is alive, the Owner may elect any Payment Option. The Owner may change any election if that right has been reserved.

At the time Proceeds are payable, a Beneficiary may elect or change any Payment Option if Proceeds are available to the Beneficiary in one sum.

The Option Date is any date this Policy terminates under the Termination provision.

OPTION A: Payment for a Designated Number of Years. We will pay equal monthly installments for the number of years elected. Payments will begin on the Option Date. The amount of each installment will be determined from the Option A Table. The Option A Table is based on a guaranteed interest rate of 4% per year compounded yearly.

OPTION B: Payment of Life Income. We will pay equal monthly installments beginning on the Option Date. Payments will continue while the payee is alive. Payments are guaranteed for 10, 15, or 20 years, as elected, and for life thereafter. The amount of payment will depend on the age and sex of the payee and may be determined from the Option B Table. If the payee is not an individual, the amount of payment will depend on the age and sex of a person chosen by the payee and agreed to by us. Payments will continue while the chosen person is alive. Payment will be subject to acceptable proof of age. We may require proof that the person on whose life the payment is based is alive when each payment is due.

OPTION C: Proceeds Left at Interest. We will retain the Proceeds while the payee is alive and will pay interest at a rate of not less than 4% per year. The interest may be paid monthly, quarterly, semiannually, or annually, as elected, or may be left with us to accumulate.

OPTION D: Payment of a Designated Amount. We will pay equal monthly, quarterly, semiannual, or annual payments until the Proceeds with any interest are exhausted. Payments will begin on the Option Date. The payment amount must be at least $120 per year per $1,000 of Proceeds applied. Interest will be payable at a rate of not less than 4% per year compounded yearly.

OPTION E: Payment of Proceeds under a Rider. Upon death of a person insured by rider, the Proceeds payable due to that death, minus a charge of 2 1/2% of the Proceeds, will be transferred to the Policy Value as a net premium. The Insured must be alive and the Owner must be the Beneficiary of the rider on the date of death of the person insured by rider.

ADDITIONAL OPTIONS. Any Proceeds payable under this Policy may also be settled under any other method of settlement we offer on the Option Date.

ADDITIONAL INTEREST. Additional interest as we determine may be paid or credited from time to time in addition to the payments guaranteed under a Payment Option.

PAYMENT CONTRACTS. When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy. The effective date of a Payment Contract will be the Option Date.

Payment Contracts may not be assigned.

A change in payment may be made only if it is provided for in the Payment Contract.

WITHDRAWALS OF PROCEEDS UNDER PAYMENT CONTRACT. Proceeds may be withdrawn under a Payment Option if provided in the Payment Contract. Under Payment for a Designated Number of Years, the sum of the remaining guaranteed payments discounted at an interest rate of 4% compounded annually may be withdrawn. Under Payment of a Designated Amount and Proceeds Left at Interest, all or part of the remaining proceeds and any interest earned but not paid may be withdrawn. Proceeds may not be withdrawn from any of the Payment of Life Income Options. We may postpone payment of any withdrawal for not more than 6 months from the date we receive the written request.

DEATH OF PAYEE UNDER PAYMENT CONTRACT. If any payments remain to be paid under a Payment Option when the payee dies, payment will be made according to the Payment Contract.


                        Optional Methods of Settlement
           Amount of Installment For Each $1,000 of Proceeds Applied

   Option A Table                      ------------------ Option B Table -------------------
                                                              For Males              For Females
-------------------------          -----------------------------------------------------------------
Number of      Amount of              Settlement Age      Number of Monthly       Number of Monthly
  Years         Monthly                 of Payee             Installments            Installments
Payable       Installment              Last Birthday           Certain                  Certain
--------------------------         -----------------------------------------------------------------
                                                           120    180    240      120    180    240
                                                         -------------------------------------------
   1           $84.84                     10*             $3.56  $3.55  $3.55     $3.49  $3.49 $3.49
   2            43.25                     11               3.57   3.56   3.56      3.50   3.50  3.50
   3            29.40                     12               3.58   3.58   3.57      3.51   3.51  3.51
   4            22.47                     13               3.59   3.59   3.58      3.52   3.52  3.52
   5            18.32                     14               3.60   3.60   3.60      3.53   3.53  3.53

   6            15.56                     15               3.62   3.61   3.61      3.54   3.54  3.54
   7            13.59                     16               3.63   3.63   3.62      3.55   3.55  3.55
   8            12.12                     17               3.65   3.64   3.64      3.56   3.56  3.56
   9            10.97                     18               3.66   3.66   3.65      3.57   3.57  3.57
  10            10.06                     19               3.68   3.67   3.67      3.59   3.59  3.58

  11             9.31                     20               3.70   3.69   3.69      3.60   3.60  3.60
  12             8.69                     21               3.71   3.71   3.70      3.62   3.61  3.61
  13             8.17                     22               3.73   3.73   3.72      3.63   3.63  3.62
  14             7.72                     23               3.75   3.75   3.74      3.64   3.64  3.64
  15             7.34                     24               3.77   3.77   3.76      3.66   3.66  3.65

  16             7.00                     25               3.79   3.79   3.78      3.68   3.67  3.67
  17             6.71                     26               3.82   3.81   3.80      3.70   3.69  3.69
  18             6.44                     27               3.84   3.83   3.82      3.71   3.71  3.71
  19             6.21                     28               3.86   3.86   3.85      3.73   3.73  3.72
  20             6.00                     29               3.89   3.88   3.87      3.75   3.75  3.74

  21             5.81                     30               3.92   3.91   3.90      3.77   3.77  3.76
  22             5.64                     31               3.94   3.94   3.92      3.80   3.79  3.78
  23             5.49                     32               3.97   3.97   3.95      3.82   3.81  3.81
  24             5.35                     33               4.01   4.00   3.98      3.84   3.84  3.83
  25             5.22                     34               4.04   4.03   4.01      3.87   3.86  3.85

                                          35               4.07   4.06   4.04      3.89   3.89  3.88
                                          36               4.11   4.10   4.07      3.92   3.92  3.91
                                          37               4.15   4.13   4.11      3.95   3.94  3.93
                                          38               4.19   4.17   4.14      3.98   3.97  3.96
                                          39               4.23   4.21   4.18      4.02   4.01  3.99

                                          40               4.27   4.25   4.22      4.05   4.04  4.02
                                          41               4.32   4.92   4.26      4.09   4.07  4.06
                                          42               4.37   4.34   4.30      4.12   4.11  4.09
                                          43               4.42   4.39   4.34      4.16   4.15  4.13
                                          44               4.47   4.43   4.38      4.20   4.19  4.17

                                          45               4.53   4.48   4.43      4.25   4.23  4.20
                                          46               4.58   4.54   4.47      4.29   4.27  4.25
                                          47               4.64   4.59   4.52      4.34   4.32  4.29
                                          48               4.71   4.65   4.57      4.39   4.37  4.33
                                          49               4.77   4.71   4.63      4.45   4.42  4.38


                              *Ages 10 and under.

                   ------------------- Option B Table -------------------
                                         (Continued)

                                         For Males               For Females
              ------------------------------------------------------------------
               Settlement Age         Number of Monthly       Number of Monthly
                 Of Payee               Installments             Installments
              Last Birthday                Certain                 Certain
              ------------------------------------------------------------------

                                       120    180    240      120    180    240
                                      ------------------------------------------
                   50                 $4.84  $4.77  $4.68    $4.50  $4.47  $4.43
                   51                  4.91   4.84   4.73     4.56   4.53   4.48
                   52                  4.99   4.91   4.79     4.62   4.59   4.53
                   53                  5.07   4.98   4.85     4.69   4.65   4.58
                   54                  5.15   5.05   4.91     4.76   4.71   4.64

                   55                  5.24   5.13   4.97     4.83   4.78   4.70
                   56                  5.33   5.21   5.03     4.91   4.85   4.76
                   57                  5.43   5.29   5.09     4.99   4.92   4.82
                   58                  5.54   5.37   5.15     5.08   5.00   4.88
                   59                  5.65   5.46   5.21     5.17   5.08   4.95

                   60                  5.76   5.55   5.27     5.27   5.16   5.01
                   61                  5.88   5.64   5.34     5.37   5.25   5.08
                   62                  6.01   5.74   5.40     5.48   5.34   5.15
                   63                  6.14   5.84   5.45     5.59   5.44   5.22
                   64                  6.28   5.93   5.51     5.71   5.53   5.29

                   65                  6.43   6.03   5.57     5.84   5.63   5.35
                   66                  6.58   6.13   5.62     5.97   5.74   5.42
                   67                  6.73   6.23   5.67     6.11   5.84   5.48
                   68                  6.89   6.32   5.71     6.26   5.95   5.54
                   69                  7.05   6.42   5.75     6.42   6.06   5.60

                   70                  7.22   6.51   5.79     6.58   6.17   5.66
                   71                  7.39   6.60   5.82     6.75   6.28   5.71
                   72                  7.57   6.68   5.85     6.93   6.38   5.76
                   73                  7.74   6.76   5.88     7.12   6.49   5.80
                   74                  7.91   6.83   5.90     7.31   6.59   5.83

                   75                  8.08   6.90   5.92     7.50   6.68   5.87
                   76                  8.25   6.96   5.94     7.70   6.77   5.89
                   77                  8.42   7.02   5.95     7.89   6.86   5.92
                   78                  8.58   7.07   5.97     8.09   6.93   5.94
                   79                  8.73   7.12   5.97     8.28   7.00   5.95

                   80                  8.88   7.16   5.98     8.47   7.06   5.96
                   81                  9.02   7.19   5.99     8.65   7.11   5.97
                   82                  9.15   7.22   5.99     8.82   7.15   5.98
                   83                  9.26   7.24   6.00     8.98   7.19   5.99
                   84#                 9.37   7.27   6.00     9.13   7.22   5.99

                     #Ages 84 and over.

                Flexible Premium Variable Life Insurance Policy
                 Net Cash Surrender Value Payable at Maturity
             Death Benefit Payable at Death Prior to Maturity Date
                           Adjustable Death Benefit
                 Flexible Premiums Payable During Lifetime of
                           Insured to Maturity Date
                        Nonparticipating - No Dividends

















            If you have any questions concerning this Policy or if anyone suggests that you change or replace this Policy, please contact your Lincoln National Life agent or the
                          Home Office of the Company.

                             THE LINCOLN NATIONAL
                            LIFE INSURANCE COMPANY

                           1300 South Clinton Street
                                 P.O. Box 1110
                           Fort Wayne, Indiana 46801

                            [LOGO] LINCOLN NATIONAL
                              LIFE INSURANCE CO.
                    A part of LINCOLN NATIONAL CORPORATION


VUL3 5/88